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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-45942


                              PROSPECTUS SUPPLEMENT
                                      NO. 2
                    (TO PROSPECTUS DATED SEPTEMBER 26, 2000)

                           CALIPER TECHNOLOGIES CORP.

                                2,300,000 SHARES

                                  COMMON STOCK

     The selling stockholders identified in the prospectus referred to above, to which this prospectus supplement forms a part, are selling 2,300,000 shares of common stock. We are not selling any shares of our common stock under this prospectus or prospectus supplement and we will not receive any of the proceeds from the shares of common stock sold by the selling stockholders. We are providing this prospectus supplement to update the information contained in the prospectus referred to above as a result of recent developments in litigation in which we are involved. This prospectus supplement should be read in connection with the related prospectus.

     Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "CALP." On January 5, 2001, the last reported sale price for our common stock was $30.56 per share.

     The selling stockholders may sell the shares of common stock described in the prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section entitled "Plan of Distribution" on page 60 of the prospectus.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 7 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 7, 2001.

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     NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CALIPER. THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE NOTES OR CONVERSION SHARES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES OR CONVERSION SHARES TO ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CALIPER SINCE THE DATE OF THIS PROSPECTUS SUPPLEMENT OR IMPLY THAT INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              LITIGATION SETTLEMENT

     On January 4, 2001, we entered into a comprehensive settlement with Aclara Biosciences Inc. settling all pending lawsuits between the companies, which are Caliper's trade secret misappropriation action against Aclara, Caliper's patent infringement action against Aclara and Aclara's patent infringement action against Caliper. The parties agreed to dismiss all of the claims in these suits and to execute a general release of claims. The settlement provides for each company to grant the other a non-exclusive license under the patents that are the subject of the lawsuits and other related patents. The settlement also obligates Aclara to make payments to Caliper, including at least $37.5 million of value comprised of Aclara common stock, cash and minimum royalties over the next three years, as well as royalties on the sale of licensed products by Aclara and its commercial partners. These licenses and the attendant payment obligations will continue until the last licensed patent expires. The licenses may be terminated by mutual agreement or for material breach by the licensed party after an opportunity to cure. The settlement also provides for a mandatory alternative dispute resolution procedure for addressing any future patent disputes between the parties.

     The parties agreed to execute definitive agreements to effect the terms of the settlement. However, the settlement is binding as of January 4, 2001 and any future disagreements regarding the wording of the definitive agreements will be resolved by the United States District Court for the Northern District of California.



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